Exhibit 99.1

BPZ Energy Releases 2011 Reserve Estimates and Provides Operational Update

HOUSTON, March 5, 2012 (GLOBE NEWSWIRE) — BPZ Energy (NYSE:BPZ) (BVL:BPZ), an independent oil and gas exploration and production company, today provided an update on reserve estimates and operations.

The 2011 year-end total proved crude oil reserves estimate is 34.7 million barrels covering the Company’s Corvina and Albacora fields located in offshore Block Z-1 in Peru. The estimates were prepared by the Company’s independent reserve auditors Netherland Sewell & Associates, Inc. Commodity price of $106.56 per barrel, used in calculating the economic quantities of reserves was based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for the period January 2011 through December 2011.

The Company’s proved (P1), probable (P2), and possible (P3) crude oil reserves for the Corvina and Albacora fields as of December 31, 2011 were as follows:

Total Oil Reserves (Mmbo)	Total Combined	Corvina	Albacora
Proved (P1)	34.7	27.8	6.9
Probable (P2)	59.2	47.4	11.8
Possible (P3)	54.8	32.6	22.2

Total proved reserves declined in 2011 compared to 2010 levels by 4.2 million barrels of oil. Included in the decrease was production during calendar 2011, mainly from the Corvina field, which accounted for 1.4 million barrels of the proved reserve decrease during the year. At Corvina, a gas cap reinjection program was initiated in late 2011 and results since that time show marked improvement in production decline rates.

The resulting 2.8 million barrel net adjustment of proved reserves was mainly due to the results of the Albacora workover program during 2011, of which 1.7 million barrels were downgraded to the probable reserve category. During 2011 no new wells were drilled in either field.

Operations Update

Offshore

Production has averaged approximately 3,920 barrels of oil per day year-to-date through February 2012 from the combined Corvina and Albacora offshore fields.

The 3-D seismic survey acquisition of data on offshore Block Z-1 has been underway for four weeks, with expected completion of the survey in the second quarter. This will be followed by a period of processing and interpreting of the data.

Work on the new CX-15 platform continues with installation scheduled for the third quarter of 2012. The CX-15 drilling program at Corvina will target the development of 23 million barrels of PUDs. The PUD estimates increased in the 2011 reserve report by one million barrels.

The Albacora platform now has all equipment necessary for the reinjection of gas and water installed, tie-ins have been completed, and the equipment has been tested. The Company is working to obtain the environmental permit to commission the equipment. In the interim, an extension of flaring permits has been received from the Peruvian Ministry of Energy and Mines to continue well production at Albacora.

Onshore

After completing technical review of information obtained during the drilling of the Pampa la Gallina (PLG-1X) well at Block XIX, which tested noncommercial quantities of oil, the Company determined that the well has no further utility. Therefore the costs of the PLG-1X well were written off in the fourth quarter of 2011 as dry hole costs. The Company is in the process of acquiring an environmental permit to conduct additional seismic in Block XIX to continue our exploration efforts in the block.

President and CEO, Manolo Zuniga commented, “I am very pleased with the early results of our reservoir management program at Corvina and the completion of our production facility at Albacora. During 2012 we continue to work on our other key initiatives for future growth with the launching of the new CX-15 platform and drilling program at Corvina to develop the PUD locations, as well as acquisition of the 3-D seismic data. And we also continue to work towards obtaining a joint venture partner for our Block Z-1, which when concluded will enable us to fully exploit the block’s potential.”

Conference Call

The Company will hold a conference call and webcast to discuss fourth quarter and year-end 2011 financial and operational results on Friday, March 9, 2012, at 10:00 a.m. CST (11:00 a.m. EST). The live conference call may be accessed via the Investor Relations section of the Company’s website at http://www.bpzenergy.com for more information or by accessing the following dial-in numbers:

US and Canada Dial-In:    (877) 293-5457

International Dial-In:        (707) 287-9344

Conference Code:             55713832

A replay of the call will also be available at the Investor Relations section of the Company’s website later in the day.

About BPZ Energy

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company also owns a non-operating net profits interest in a producing property in southwest Ecuador. Please visit the Company’s website at http://www.bpzenergy.com for more information.

Forward Looking Statement

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” “estimated,” and “prospective,” and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce, or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project. We are prohibited from disclosing estimates of oil and gas resources that do not constitute “reserves” in our SEC filings, including the estimates of contingent and prospective resources included in this press release. With respect to “probable” and “possible” reserves, we are required to disclose the relative uncertainty of such classifications of reserves when they are included in our SEC filings. Further, the reserves estimates contained in this press release are not designed to be, nor are they intended to represent, an estimate of the fair market value of the reserves.

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines (“MEM”), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements. The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The

Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the Internet at www.sec.gov.

CONTACT:  A. Pierre Dubois

Investor Relations and Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com